Exhibit 10.2

FORM OF

TAX ALLOCATION AGREEMENT

BY AND BETWEEN

NACCO INDUSTRIES, INC.

AND

HAMILTON BEACH BRANDS HOLDING COMPANY

Dated [                    ]

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TABLE OF CONTENTS

(continued)

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FORM OF TAX ALLOCATION AGREEMENT

THIS TAX ALLOCATION AGREEMENT (this “Agreement”), dated as of [            ], is by and between NACCO Industries, Inc. (“Parent”), a Delaware corporation, and Hamilton Beach Brands Holding Company (“Hamilton Beach Holding”), a Delaware corporation. Each of Parent and Hamilton Beach Holding is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Parent, through its various subsidiaries, is engaged in the NACoal Business and the HBB Business;

WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its shareholders to separate and operate the HBB Business as a separate publicly traded company;

WHEREAS, Parent intends to distribute to holders of Parent Common Stock all of the outstanding shares of Hamilton Beach Holding Common Stock by means of a distribution on the basis of one share of Hamilton Beach Holding Class A Common Stock and one share of Hamilton Beach Holding Class B Common Stock for every one share of Parent Class A Common Stock or Parent Class B Common Stock (the “Distribution”), and the board of directors of Parent has approved such Distribution;

WHEREAS, for U.S. federal income tax purposes the Distribution is intended to qualify as tax free under Section 355 of the Code;

WHEREAS, Parent anticipates receiving an opinion of McDermott Will & Emery LLP to the effect that the Distribution will qualify as tax free under Section 355 of the Code;

WHEREAS, prior to consummation of the Distribution, Parent will be the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code that includes Hamilton Beach Holding; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the tax free status of the Distribution.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 8.1(b) of this Agreement.

“Acting Party” has the meaning set forth in Section 8.1(b).

“Adjustment” means any change in the Tax liability of a taxpayer, determined issue-by-issue or transaction-by-transaction, as the case may be.

“Aggregate Carryback Amount” has the meaning set forth in Section 4.2(c).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Benefited Party” has the meaning set forth in Section 4.1(c) of this Agreement.

“Carryback Amount” has the meaning set forth in Section 4.2(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Counsel” means McDermott Will & Emery LLP.

“Disqualifying Action” means a Parent Disqualifying Action or a Hamilton Beach Holding Disqualifying Action.

“Distribution” has the meaning set forth in the preamble to this Agreement.

“Distribution Date” means the date on which the Distribution occurs.

“Distribution Taxes” means any Taxes imposed on or by reason of the Distribution (including Transfer Taxes), other than any such Taxes caused by a Disqualifying Action. For the avoidance of doubt, Distribution Taxes include Taxes by reason of deferred intercompany transactions triggered by the Distribution.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in the Separation Agreement or that is undertaken pursuant to the Distribution.

“Family Member” has the meaning set forth in the Transfer Restriction Agreement by and among the Parties and the members of the Rankin and Taplin families, dated             , 2017.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term by Section 355(d)(4) of the Code.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Hamilton Beach Holding” has the meaning set forth in the preamble to this Agreement.

“Hamilton Beach Holding Allocable Portion” means, with respect to a Mixed Business Income Tax Return (including, for the avoidance of doubt, an amended Mixed Business Income Tax Return) filed after the Distribution Date for either a Pre-Closing Period or Straddle Period or with respect to which an Adjustment is made after the Distribution Date, the amount of Taxes due and payable attributable to Hamilton Beach Holding or any Hamilton Beach Holding Entity, calculated on a “with and without basis” consistent with Past Practice.

“Hamilton Beach Holding Class A Common Stock” has the meaning set forth in the Separation Agreement.

“Hamilton Beach Holding Class B Common Stock” has the meaning set forth in the Separation Agreement.

“Hamilton Beach Holding Class B Common Stock Conversion” means the conversion by a holder (other than a Family Member) of Hamilton Beach Holding Class B Common Stock to Hamilton Beach Holding Class A Common Stock.

“Hamilton Beach Holding Common Stock” means the Hamilton Beach Holding Class A Common Stock and the Hamilton Beach Holding Class B Common Stock.

“Hamilton Beach Holding Disqualifying Action” means (i) any action (or the failure to take any action) within its control by Hamilton Beach Holding or any Hamilton Beach Holding Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), or (ii) any event (or series of events) involving the capital stock of Hamilton Beach Holding, excluding any Hamilton Beach Holding Class B Common Stock Conversion, any assets of Hamilton Beach Holding or any assets of any Hamilton Beach Holding Entity that, in each case, negates the Tax-Free Status of the Distribution in whole or in part, regardless of whether such action (or failure to take action), or event (or series of events) (x) is covered by a Post-Distribution Ruling from the IRS or an Unqualified Tax Opinion, or (y) occurs during or after the Restriction Period; provided, however, the term “Hamilton Beach Holding Disqualifying Action” shall not include any action described in the Separation Agreement or that is undertaken pursuant to the Distribution.

“Hamilton Beach Holding Entity” means any Subsidiary of Hamilton Beach Holding immediately after the effective time of the Distribution.

“Hamilton Beach Holding Group” means, individually or collectively, as the case may be, Hamilton Beach Holding and any and all Hamilton Beach Holding Entities.

“Hamilton Beach Holding Indemnified Parties” has the meaning set forth in the Separation Agreement.

“Hamilton Beach Holding Percentage” means the percentage determined by dividing (i) the average total value of the Hamilton Beach Holding Common Stock for the five business days following the Distribution Date, computed for each day by averaging the intraday high and intraday low trading price of the Hamilton Beach Holding Class A Common Stock and multiplying such amount by the total number of shares of Hamilton Beach Holding Common Stock outstanding on such day, by (ii) the sum of (x) the amount determined in clause (i) and (y) the average total value of the Parent Common Stock for the five business days following the Distribution Date, computed for each day by averaging the intraday high and intraday low trading price of the Parent Class A Common Stock and multiplying such amount by the total number of shares of Parent Common Stock outstanding on such day.

“Hamilton Beach Holding Taxes” means, without duplication, (i) any Taxes imposed on Parent (or any of its Subsidiaries) or Hamilton Beach Holding (or any of its Subsidiaries) attributable to a Hamilton Beach Holding Disqualifying Action, (ii) the Hamilton Beach Holding Percentage of any Taxes imposed on Parent (or any of its Subsidiaries) or Hamilton Beach Holding (or any of its Subsidiaries) attributable to both a Hamilton Beach Holding Disqualifying Action and a Parent Disqualifying Action, (iii) the Hamilton Beach Holding Percentage of any Distribution Taxes imposed on Parent (or any of its Subsidiaries (iv) the Hamilton Beach Holding Allocable Portion of any Mixed Business Income Taxes in respect of a Mixed Business Income Tax Return governed by Section 2.2(a), (v) any Taxes in respect of any Single Business Tax Return required to be filed by Hamilton Beach Holding or any Hamilton Beach Holding Entity pursuant to Section 2.2(b)(ii), and (vi) any Taxes in respect of any Post-Closing Tax Return or Non-Income Tax Return required to be filed by Hamilton Beach Holding or any Hamilton Beach Holding Entity pursuant to Section 2.3, in each case including any Taxes resulting from an Adjustment. For the avoidance of doubt, Hamilton Beach Holding Taxes shall not include any Taxes solely attributable to a Parent Disqualifying Action.

“HBB Business” means the business or businesses conducted before the Distribution by Hamilton Beach Holding and its subsidiaries (including, for the avoidance of doubt, the business operated by the Kitchen Collection, LLC).

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (A) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (B) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (A).

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article 3.

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article 3.

“Information” has the meaning set forth in Section 7.1(a).

“Information Request” has the meaning set forth in Section 7.1(a).

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives, and attorneys.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, treaty, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“LIBOR” means the London InterBank Offered Rate as published in the Wall Street Journal.

“Mixed Business Income Taxes” means any U.S. federal, state or local, or foreign Income Taxes attributable to any Mixed Business Income Tax Return.

“Mixed Business Income Tax Return” means any Income Tax Return including any consolidated, combined or unitary Income Tax Return, that relates to at least one asset or activity that is part of the NACoal Business, on the one hand, and at least one asset or activity that is part of the HBB Business, on the other hand.

“NACoal Business” means the business or businesses conducted by North American Coal Corporation before the Distribution.

“Non-Acting Party” has the meaning set forth in Section 6.2(b).

“Non-Income Tax Return” means any Tax Return relating to Taxes other than Income Taxes.

“Opinion” means the opinion of Counsel with respect to certain Tax aspects of the Distribution.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Class A Common Stock” has the meaning set forth in the Separation Agreement.

“Parent Class B Common Stock” has the meaning set forth in the Separation Agreement.

“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class B Common Stock.

“Parent Disqualifying Action” means (i) any action (or the failure to take any action) within its control by Parent or any Parent Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), or (ii) any event (or series of events) involving the capital stock of Parent, any assets of Parent or any assets of any Parent Entity that, in each case, negates the Tax-Free Status of the Distribution in whole or in part, regardless of whether such action (or failure to take action) or event (or series of events) (x) is covered by a Post-Distribution Ruling from the IRS or an Unqualified Tax Opinion, or (y) occurs during or after the Restriction Period; provided, however, the term “Parent Disqualifying Action” shall not include any action described in the Separation Agreement or that is undertaken pursuant to the Distribution.

“Parent Entity” means any Subsidiary of Parent immediately after the Distribution Date.

“Parent Group” means, individually or collectively, as the case may be, Parent and any and all Parent Entities.

“Parent Indemnified Parties” has the meaning set forth in the Separation Agreement.

“Parent Taxes” means any Taxes of Parent or any Subsidiary or former Subsidiary of Parent for any Pre-Closing Period, Post-Closing Period, and, with respect to a Straddle Period, the portion of such period ending on the Distribution Date (determined in accordance with Section 2.2(a)), in each case including any Taxes resulting from an Adjustment and in each case other than Hamilton Beach Holding Taxes.

“Party” has the meaning set forth in the preamble to this Agreement.

“Past Practice” has the meaning set forth in Section 2.2(a).

“Person” has the meaning set forth in the Separation Agreement.

“Post-Closing Income Tax Returns” means, collectively, all Income Tax Returns required to be filed by a Party or any of its Subsidiaries for a Post-Closing Period.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“Post-Distribution Ruling” means a favorable private letter ruling from the IRS, or a ruling from another appropriate Taxing Authority.

“Pre-Closing Income Tax Returns” means, collectively, all Income Tax Returns required to be filed by a Party or any of its Subsidiaries for a Pre-Closing Period.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Distribution Date.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, arrangement, or substantial negotiations within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by the applicable Party’s management or shareholders, is a hostile acquisition, or otherwise, as a result of which such Party would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from such Party and/or one or more holders of outstanding shares of such Party’s capital stock, as the case may be, a number of shares of such Party’s capital stock that would, when combined with any other changes in ownership of such Party’s capital stock pertinent for purposes of Section 355(e) of the Code, comprise (A) 35% or more of the value of all outstanding shares of stock of such Party as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) (i) with respect to Parent, 35% or more of the total combined voting power of all outstanding shares of voting stock of Parent as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) with respect to Hamilton Beach Holding, 5% or more of the total combined voting power of all outstanding shares of voting stock of Hamilton Beach Holding as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series; provided, however, that if Hamilton Beach Holding shall have received, prior to entering into any such transaction or series of transactions, a Post-Distribution Ruling or Unqualified Tax Opinion, in each case in a form and substance satisfactory to Parent, that confirms that the increase in voting power by holders of Hamilton Beach Holding Class B Common Stock by reason of any Hamilton Beach Holding Class B Common Stock Conversion is not considered an acquisition of voting power as part of a plan or series of related transactions for purposes of Section 355(e) of the Code, then the percentage reflected in this clause (B)(ii) of the Proposed Acquisition Transaction definition shall be 35% instead of 5%; provided, further, that (x) in determining whether a ruling or opinion is satisfactory, Parent shall exercise its discretion, in good faith, solely to preserve the Tax-Free Status of the Distribution and may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion, and its views on the substantive merits of such ruling or opinion, (y) Hamilton Beach Holding shall provide a copy of such Post-Distribution Ruling or the Unqualified Tax Opinion to Parent as soon as practicable prior to entering into any transaction referred to in this Proposed Acquisition Transaction definition for which such Post-Distribution Ruling or the Unqualified Tax Opinion is required, and (z) Hamilton Beach Holding shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse Parent for all reasonable out-of-pocket costs and expenses that Parent may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by a Party of a shareholder rights plan or (B) issuances by a Party that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes, provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund determined based on the assumptions set forth in Section 3.4.

“Restriction Period” means the period beginning at the effective time of the Distribution and ending on the two-year anniversary of the day after the Distribution Date.

“Section 336(e) Election” has the meaning set forth in Section 6.4.

“Section 6.2(c) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if, in the definition of Proposed Acquisition Transaction, references to “35%” were replaced with “25%” and references to “5%” were replaced with “0%”.

“Separation Agreement” means the Separation Agreement by and between the Parties dated as of [            ], 2017.

“Single Business Tax Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that includes assets or activities relating only to the NACoal Business, on the one hand, or the HBB Business, on the other (but not both), whether or not the Person charged by Law to file such Tax Return is engaged in the business to which the Tax Return relates.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Straddle Period Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or any of its Subsidiaries for a Straddle Period.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” (or “Taxes”) means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added, goods and services, consumption, and other taxes, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clauses (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attribute” means a net operating loss, net capital loss, tax credit, earnings and profits, overall foreign loss, separate limitation loss, previously taxed income, or any item of income, gain, loss, deduction, credit, recapture or other item that may have the effect of increasing or decreasing any Income Tax paid or payable.

“Tax-Free Status of the Distribution” means the tax-free treatment accorded to the Distribution as set forth in the Opinion.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Materials” has the meaning set forth in Section 6.1(a)(i).

“Tax Matter” has the meaning set forth in Section 7.1(a)(i).

“Tax Package” means all relevant Tax-related information relating to the operations of the NACoal Business or the HBB Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding, or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Representation Letter” means any letter containing certain representations and covenants issued by Parent or any of its Subsidiaries to Counsel in connection with the Opinion.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) Income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a reasoned “will” opinion, without qualifications, of a nationally recognized law firm to the effect that a transaction will not affect the Tax-Free Status of the Distribution. For purposes of this definition, an opinion is reasoned if it describes the reasons for the conclusions and includes the facts, assumptions, and supporting legal analysis.

“U.S.” means the United States of America.

ARTICLE 2

PREPARATION, FILING AND PAYMENT OF

TAXES AND REFUNDS SHOWN ON TAX RETURNS

2.1 Responsibility of Parties to Prepare and File Pre-Closing Income Tax Returns and Straddle Period Income Tax Returns.

(a) Parent Income Tax Returns. Parent shall prepare and file (or cause a Parent Entity to prepare and file) all Income Tax Returns set forth on Schedule 2.1(a), and shall pay (or cause such Parent Entity to pay) all Taxes shown to be due and payable on such Income Tax Returns.

(b) Hamilton Beach Holding Income Tax Returns. Hamilton Beach Holding shall prepare and file (or cause a Hamilton Beach Holding Entity to prepare and file) all Income Tax Returns set forth on Schedule 2.1(b), and shall pay (or cause such Hamilton Beach Holding Entity to pay) all Taxes shown to be due and payable on such Income Tax Returns.

2.2 Tax Return Procedures.

(a) Mixed Business Income Tax Returns.

(i) In connection with the preparation of any Mixed Business Income Tax Return pursuant to Section 2.1, Hamilton Beach Holding will assist and cooperate with Parent by preparing and providing to Parent pro forma Tax Returns for Hamilton Beach Holding and any Hamilton Beach Holding Entity to be included in such Mixed Business Income Tax Return at least sixty (60) days before the Due Date of such Tax Return. Pro forma Tax Returns shall be prepared in accordance with Parent’s past practices, accounting methods, elections and conventions (“Past Practice”), unless otherwise required by Law or agreed to in writing by the Parties. At its option and expense, Parent may engage an Accounting Firm of its choice to review the pro forma Tax Return, supporting documentation, and statements submitted by Hamilton Beach Holding and in connection therewith, shall determine whether such Tax Return was prepared in accordance with Past Practice. Prior to engaging such Accounting Firm, Parent shall provide the suggested scope for such accounting review to Hamilton Beach Holding for review and discussion.

(ii) Parent shall prepare all Mixed Business Income Tax Returns consistent with Past Practice, the Opinion, and the Tax Representation Letter unless otherwise required by Law or agreed to in writing by Hamilton Beach Holding. In the event that there is no Past Practice for reporting a particular item or matter, (x) Parent shall determine the reporting of such item or matter provided that such determination is, in the reasonable opinion of Parent, at least more likely than not to be sustained and provided further that, (y) in respect to any item or matter excluded from (i), Parent and Hamilton Beach Holding shall agree as to the reporting of such item.

(iii) In connection with any Mixed Business Income Tax Return pursuant to Section 2.1(a), no later than forty (40) days prior to the Due Date of each such Tax Return, Parent shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) to Hamilton Beach Holding. Hamilton Beach Holding shall have access to any and all data and information necessary for the preparation of all such Mixed Business Income Tax Returns and the Parties shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than twenty (20) days after receipt of such Mixed Business Income Tax Returns, Hamilton Beach Holding shall have a right to object to such Mixed Business Income Tax Return (or items with respect thereto) by written notice to Parent; such written notice shall contain such disputed item (or items) and the basis for its objection. Hamilton Beach Holding shall pay to Parent no later than five (5) days prior to the Due Date of each such Tax Return the Hamilton Beach Holding Allocable Portion of Taxes shown as due and payable on such Mixed Business Tax Return (net of any prepayment made against such amount).

(iv) With respect to a Mixed Business Income Tax Return delivered by Parent to Hamilton Beach Holding pursuant to Section 2.2(a)(iii), if Hamilton Beach Holding does not object by proper written notice described in Section 2.2(a)(iii), such Mixed Business Income Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.2(a)(iv). If Hamilton Beach Holding does object by proper written notice described in Section 2.2(a)(iii), Parent and Hamilton Beach Holding shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if Parent and Hamilton Beach Holding have not resolved the disputed item or items by the day five (5) days prior to the Due Date of such Mixed Business Income Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 2.2(a) (revised to reflect all initially disputed items that Parent and Hamilton Beach Holding have agreed upon prior to such date). In the event that a Mixed Business Income Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 2.2(a)(iii) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 8.1 (interpreted without regard to the requirement that the Accounting Firm render a determination no later than the Due Date of the Tax Return at issue). In the event that the resolution of such disputed item (or items) in accordance with Section 8.1 with respect to a Mixed Business Income Tax Return is inconsistent with such Mixed Business Income Tax Return as filed, Parent (with cooperation from Hamilton Beach Holding, if necessary) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Mixed Business Income Tax Return is adjusted as a result of a resolution pursuant to this Section 2.2(a)(iv), proper adjustment shall be made to the amounts previously paid or required to be paid in a manner that reflects such resolution.

(b) Single Business Tax Returns.

(i) Parent shall prepare and file (or cause a Parent Entity to prepare and file) any Single Business Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Parent or a Parent Entity and shall pay, or cause such Parent Entity to pay, all Taxes shown to be due and payable on such Tax Return. For the avoidance of doubt, the Single Business Tax Returns subject to this Section 2.2(b)(i) shall be set forth on Schedule 2.1(a).

(ii) Hamilton Beach Holding shall prepare and file (or cause a Hamilton Beach Holding Entity to prepare and file) any Single Business Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Hamilton Beach Holding or a Hamilton Beach Holding Entity and shall pay, or cause such Hamilton Beach Holding Entity to pay, all Taxes shown to be due and payable on such Tax Return. For the avoidance of doubt, the Single Business Tax Returns subject to this Section 2.2(b)(ii) shall be set forth on Schedule 2.1(b).

2.3 Post-Closing Income Tax Returns and Non-Income Tax Returns. The Party or its Subsidiary responsible under applicable Law for filing a Post-Closing Income Tax Return or a Non-Income Tax Return shall prepare and timely file or cause to be prepared and timely filed that Tax Return (at that Party’s own cost and expense) and shall pay all Taxes shown to be due and payable on such Post-Closing Tax Return or Non-Income Tax Return.

2.4 Timing of Payments to Taxing Authority. All Taxes required to be paid or caused to be paid by either Parent, a Parent Entity, Hamilton Beach Holding or a Hamilton Beach Holding Entity, as the case may be, to an applicable Taxing Authority, shall be paid on or before the Due Date for the payment of such Taxes.

2.5 Expenses. Except as provided otherwise herein, each Party shall bear its own expenses incurred in connection with this Article 2.

2.6 Coordination with Article 4. This Article 2 shall not apply to any amended Tax Returns, such amended Tax Returns being governed by Article 4.

ARTICLE 3

PAYMENT OF TAXES AND INDEMNIFICATION

3.1 Payment and Indemnification by Parent. Parent shall pay, and shall indemnify and hold the Hamilton Beach Holding Indemnified Parties harmless from and against, without duplication, (i) all Parent Taxes, (ii) all Taxes incurred by Hamilton Beach Holding or any Hamilton Beach Holding Entity by reason of the breach by Parent of any of its representations, warranties or covenants hereunder, and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

3.2 Payment and Indemnification by Hamilton Beach Holding. Hamilton Beach Holding shall pay, and shall indemnify and hold the Parent Indemnified Parties harmless from and against, without duplication, (i) all Hamilton Beach Holding Taxes, (ii) all Taxes incurred by Parent or any Parent Entity by reason of the breach by Hamilton Beach Holding of any of its representations, warranties or covenants hereunder, and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

3.3 Timing of Tax Payments. Unless otherwise provided in this Agreement, in the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement, the Indemnified Party shall deliver written notice of the payments to the Indemnifying Party, including proof of payment to the Taxing Authority, in accordance with Section 8.18 on the last day of the calendar quarter in which the obligation giving rise to the indemnification payment must be satisfied, and the Indemnifying Party shall be required to make payment to the Indemnified Party within ten (10) days after notice of such payment is delivered to the Indemnifying Party.

3.4 Characterization of and Adjustments to Payments.

(a) For all Tax purposes, Parent and Hamilton Beach Holding agree to treat (i) any payment required by this Agreement (other than payments of expenses, interest pursuant to Section 8.3, and any item described in (ii) below) as a payment of an assumed or retained liability, as the case may be, or as either a contribution by Parent to Hamilton Beach Holding or a distribution by Hamilton Beach Holding to Parent, as the case may be, occurring immediately prior to the Distribution Date and (ii) any payment (x) of Taxes to or Refunds received from a Taxing Authority which either gives rise to a tax deduction or taxable income, or (y) of interest, as tax deductible, or includible in, taxable income, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case, except as otherwise required by applicable Law.

(b) Any indemnity payment under this Article 3 or the Separation Agreement shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment and shall be decreased to take into account any reduction in income of the Indemnified Party arising from the payment by the Indemnified Party of such indemnified liability. For purposes hereof, any inclusion or reduction shall be determined (i) using the highest applicable marginal U.S. federal corporate income tax rate in effect at the time of the determination (and excluding any state income tax effect of such inclusion or reduction) and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate, has sufficient taxable income to use any tax deduction, and has no Tax Attributes at the time of the determination.

3.5 Utilization of Tax Attributes.

(a) For any Tax Return (other than a Tax Return subject to an Adjustment, which is governed by Section 4.1(c)), to the extent Tax Attributes of a Party determined on a “with and without basis” or otherwise designated by the Parties are either (1) utilized to offset Taxes due and payable by the second Party, or (2) are refunded to the second Party, the second Party shall pay to the first Party an amount equal to (1) the amount by which the second Party’s Taxes were reduced through utilization of the first Party’s Tax Attributes, or (2) the amount of any refund received by the second Party that is attributable to the first Party’s Tax Attribute, respectively. All payments pursuant to this Section 3.5 shall be calculated on an item-by-item basis, such that both Parties may owe payments to the other Party with respect to different items arising in the same year. For the avoidance of doubt, the Parties agree that this Section 3.5 shall be interpreted such that neither Party should benefit to the detriment of the other.

(b) To the extent that (1) a Party applies or causes to be applied any otherwise refundable amount as a credit toward or a reduction in Taxes otherwise payable (e.g., through an offset to estimated payments, extension payments, or payments made with the filing of the return), or a Taxing Authority requires such application in lieu of a Refund, and (2) such otherwise refundable amount, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 3.5, then such Party shall pay such amount to the other Party no later than ten (10) days after such otherwise refundable amount is applied to reduce Taxes otherwise payable.

ARTICLE 4

REFUNDS, CARRYBACKS, AMENDMENTS AND TAX ATTRIBUTES

4.1 Refunds.

(a) Except as provided in Section 4.2, Parent shall be entitled to all Refunds of Taxes for which Parent is or may be liable pursuant to Article 3, and Hamilton Beach Holding shall be entitled to all Refunds of Taxes for which Hamilton Beach Holding is or may be liable pursuant to Article 3. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b) Notwithstanding Section 4.1(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.1, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(c) In the event of an Adjustment relating to Taxes for which one Party is or may be liable pursuant to Article 3 which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be liable pursuant to Article 3 (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment, an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case plus interest at the rate set forth in Section 6621(a)(1) of the Code on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date to the other Party; provided, however, that the amount of such reduction in Taxes of the Benefited Party shall take into account any reduction in Taxes resulting from any utilization of any Tax Attribute created by application of the Refund, treated as if all such utilization occurred in the year to which the Adjustment relates whether such utilization occurs with respect to the tax year of the Adjustment or another tax year; provided further, for purposes of this section 4.1(c), “Refund” shall include any increase in Taxes resulting from a reduction in Tax Attributes caused by the Adjustment, treated as if such increase occurred in the year to which the Adjustment relates. All payments pursuant to this Section 4.1(c) shall be calculated on an item-by-item basis, such that both Parties may be the Benefited Party with respect to different items arising in the same year. For the avoidance of doubt, the Parties agree that this Section 4.1(c) shall be interpreted such that neither Party should benefit to the detriment of the other.

(d) To the extent that the amount of any Refund under this Section 4.1 is later reduced by a Taxing Authority or as the result of a Tax Proceeding, such reduction shall be allocated to the Party that was entitled to such Refund pursuant to this Section 4.1 and an appropriate adjusting payment shall be made by such Party to the other Party if the other Party originally paid the Refund to such Party. For the avoidance of doubt, this Section 4.1(d) is intended to make whole the other Party that was not entitled to the Refund.

4.2 Carrybacks.

(a) Each Party shall be permitted (but not required) to carry back (or to cause its Subsidiaries to carry back) a loss, credit, or other Tax Attribute realized in a Post-Closing Period or a Straddle Period to a Pre-Closing Period or a Straddle Period; provided, however, that if such carryback would reasonably be expected to adversely impact the other Party (including through an increase in Taxes or a loss or reduction in the utilization of a loss, credit, or other Tax Attribute regardless of whether or when such loss, credit, or other Tax Attribute otherwise would have been used), such carryback shall not be permitted without first obtaining the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.

(b)

(i) Subject to Sections 4.2(c) and 4.2(d), in the event that any member of the Hamilton Beach Holding Group chooses to (or is required to under applicable Law), and is permitted to under Section 4.2(a), carry back a loss, credit, or other Tax Attribute, Parent shall cooperate with Hamilton Beach Holding and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from a permitted carryback (including by filing an amended Tax Return) at Hamilton Beach Holding’s cost and expense. Hamilton Beach Holding (or such member) shall be entitled to any Refund realized by any member of the Parent Group or Hamilton Beach Holding Group as a result of the carryback reduced by the value of any additional Tax Attributes allocable to any member of the Hamilton Beach Holding Group as a result of the carryback. For purposes of the preceding sentence, the value of additional Tax Attributes shall be computed by assuming that they can be immediately and fully utilized by the Hamilton Beach Holding.

(ii) Subject to Sections 4.2(c) and 4.2(d), in the event that any member of the Parent Group chooses to (or is required to under applicable Law), and is permitted to under Section 4.2(a), carry back a loss, credit, or other Tax Attribute, Hamilton Beach Holding shall cooperate with Parent and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from a permitted carryback (including by filing an amended Tax Return) at Parent’s cost and expense. Parent shall be entitled to any Refund realized by any member of the Hamilton Beach Holding Group or Parent Group as a result of the carryback reduced by the value of any additional Tax Attributes allocable to any member of the Parent Group as a result of the carryback. For purposes of the preceding sentence, the value of additional Tax Attributes shall be computed by assuming that they can be immediately and fully utilized by the Parent Group.

(c) Except as otherwise provided by applicable Law, if any loss, credit or other Tax Attribute of both the NACoal Business and the HBB Business would be eligible to be carried back or carried forward to the same Pre-Closing Period (had such carryback been the only carryback to such taxable period) (such amount for each of NACoal Business and the HBB Business separately referred to as the “Carryback Amount,” and the sum of both amounts referred to as the “Aggregate Carryback Amount”), any Refund resulting therefrom shall be allocated between Parent and Hamilton Beach Holding proportionately based on the ratio of the NACoal Business Carryback Amount to the Aggregate Carryback Amount and the HBB Business Carryback Amount to the Aggregate Carryback Amount, respectively. Appropriate adjustments to the allocation of any Refund under the preceding sentence shall be made if the carryback results in any additional Tax Attributes being allocated to the Parent Group or the Hamilton Beach Holding Group (for example, under the regulations applicable to U.S. federal consolidated income tax returns) to the extent necessary to cause the Parent Group, on the one hand, and the Hamilton Beach Holding Group, on the other hand, to proportionately benefit from such carryback.

(d) To the extent the amount of any Refund under this Section 4.2 is later reduced by a Tax Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.2.

4.3 Amended Tax Returns.

(a) Mixed Business Income Tax Returns. Parent shall, in its sole discretion, be permitted to amend or file, or to cause Hamilton Beach Holding or any Hamilton Beach Holding Entity to amend or file (and Hamilton Beach Holding shall, if Parent so chooses, amend or file or cause the applicable Hamilton Beach Holding Entity to amend or file), any Mixed Business Income Tax Return for a Pre-Closing Period or a Straddle Period; provided, however, that unless otherwise required by a Final Determination, Parent shall not be permitted to so amend or file any such Mixed Business Income Tax Return to the extent that any such amendment or filing (i) would reasonably be expected to materially adversely impact Hamilton Beach Holding (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), (ii) would be inconsistent with Past Practice, or (iii) would be inconsistent with the Opinion or Tax Representation Letter, in each case without the prior written consent of Hamilton Beach Holding, which consent shall not be unreasonably withheld or delayed. If requested in writing by Hamilton Beach Holding at least sixty (60) days prior to the expiration of the applicable statute of limitations, Parent shall amend or file any Mixed Business Income Tax Return for a Pre-Closing Period or a Straddle Period to reflect changes proposed by Hamilton Beach Holding; provided, however, that Hamilton Beach Holding shall reimburse Parent for all reasonable out-of-pocket costs and expenses incurred by Parent in amending or filing such Mixed Business Income Tax Return; provided, further, that unless otherwise required by a Final Determination, Parent shall not be required to so amend or file any such Mixed Business Income Tax Return to the extent that any such amendment or filing (i) would reasonably be expected to materially adversely impact Parent (including through an increase in Taxes or a loss or reduction of a Tax

Attribute regardless of whether or when such Tax Attribute otherwise would have been used), (ii) would be inconsistent with Past Practice, or (iii) would be inconsistent with the Opinion or Tax Representation Letter.

(b) Non-Income Tax Returns and Single Business Tax Returns.

(i) Parent. Parent shall, in its sole discretion, be permitted to amend or file (or cause or permit to be amended) any Non-Income Tax Return or Single Business Tax Return that was filed by Parent (or any Parent Entity) pursuant to Section 2.2(b)(i) or Section 2.3 for a Pre-Closing Period or Straddle Period; provided, however, that if Parent wishes to amend or file any such Tax Return for which Hamilton Beach Holding may be liable for Taxes pursuant to this Agreement, then, unless otherwise required by Law or a Final Determination, Parent shall not be permitted to so amend or file (or cause or permit to be amended or filed) any such Non-Income Tax Return or Single Business Tax Return, as the case may be, to the extent that any such amendment (i) would reasonably be expected to impact Hamilton Beach Holding (through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), (ii) would be inconsistent with Past Practice, or (iii) would be inconsistent with the Opinion or Tax Representation Letter, in each case without the prior written consent of Hamilton Beach Holding, which consent shall not be unreasonably withheld or delayed.

(ii) Hamilton Beach Holding. Hamilton Beach Holding shall, in its sole discretion, be permitted to amend or file (or cause or permit to be amended) any Non-Income Tax Return or Single Business Tax Return that was filed by Hamilton Beach Holding (or any Hamilton Beach Holding Entity) pursuant to Section 2.2(b)(ii) or Section 2.3 for a Pre-Closing Period or Straddle Period; provided, however, that if Hamilton Beach Holding wishes to amend or file any such Tax Return for which Parent may be liable for Taxes pursuant to this Agreement, then, unless otherwise required by Law or a Final Determination, Hamilton Beach Holding shall not be permitted to so amend or file (or cause or permit to be amended or filed) any such Non-Income Tax Return or Single Business Tax Return, as the case may be, to the extent that any such amendment (i) would reasonably be expected to impact Parent (through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), (ii) would be inconsistent with Past Practice, or (iii) would be inconsistent with the Opinion or Tax Representation Letter, in each case without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

(c) Post-Closing Income Tax Returns. A Party (or its Subsidiary) that files a Post-Closing Income Tax Return pursuant to Section 2.3 shall be permitted to amend such Post-Closing Income Tax Return without the consent of the other Party.

4.4 Tax Attributes.

(a) Tax Attributes arising in a Pre-Closing Period shall be allocated to the Parent Group and the Hamilton Beach Holding Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Law). Parent and Hamilton Beach Holding shall jointly determine the allocation of such Tax Attributes arising in Pre-Closing Periods as soon as reasonably practicable following the Distribution Date, and shall compute all

Taxes for Post-Closing Periods consistently with that determination unless otherwise required by a Final Determination.

(b) Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.4(a).

ARTICLE 5

TAX PROCEEDINGS

5.1 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party (or its Subsidiary) becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article 3, such Indemnified Party shall provide notice to the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to provide notice to the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10)-day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

5.2 Tax Proceeding Procedures. The Indemnifying Party, in its sole discretion, and at its own expense, shall be entitled to control, administer, contest, litigate, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding for which the Indemnifying Party is responsible pursuant to Article 3 and any such actions taken by the Indemnifying Party shall be made diligently and in good faith; provided that, the Indemnifying Party shall keep the Indemnified Party informed in a timely manner of all actions proposed to be taken by the Indemnifying Party and shall permit the Indemnified Party to comment in advance on the Indemnifying Party’s oral or written submissions with respect to such Tax Proceeding; provided further that, if such Adjustment (or any actions proposed to be taken with respect thereto) would reasonably be expected to give rise to Taxes in a Post-Closing Period of the Indemnified Party in an amount of $100,000 or greater, determined on an annual basis, then the Indemnifying Party shall (a) prepare all correspondence or filings to be submitted to any Taxing Authority or judicial authority in a manner consistent with the Tax Return, which is the subject of such Adjustment, as filed and timely provide the Indemnified Party with copies of any such correspondence or filings for the Indemnified Party’s prior review and comment, (b) provide the Indemnified Party with written notice reasonably in advance of, and the Indemnified Party shall have the right to attend and participate in, any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority with respect to such Adjustment, (c) not enter into any settlement with any Taxing Authority with respect to such Adjustment without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld and (d) not contest such Adjustment before a judicial authority unless (A) such Adjustment would reasonably be expected to give rise to Taxes payable by the Indemnifying Party in an amount greater than $100,000 or (B) the Indemnifying Party has received an opinion of a nationally recognized law firm that it is more likely than not to prevail on the merits.

5.3 Tax Proceeding Cooperation. The Parties shall act in good faith and use their reasonable best efforts to cooperate fully with the other Party (and its Subsidiaries) in connection with such Tax Proceeding and shall provide or cause their Subsidiaries to provide such information to each other as may be necessary or useful with respect to such Tax Proceeding in a timely manner, identify and provide access to potential witnesses, and other persons with knowledge and other information within their control and reasonably necessary to the resolution of the Tax Proceeding. The Indemnified Party shall (and shall cause its Subsidiaries to) execute and deliver to the Indemnifying Party any power of attorney or other document reasonably requested by the Indemnifying Party in connection with any Tax Proceeding described in Section 5.1. Any extension of the statute of limitations for any Taxes or a Tax Return for any Pre-Closing Period or a Straddle Period shall be made by the Indemnified Party at the request of the Indemnifying Party.

5.4 Correlative Adjustments. If as a result of a Final Determination, a Party (or its Subsidiary) becomes entitled to an increase of an item of deduction, loss, or credit (or a reduction of an item of income or gain) that is included in a Pre-Closing Period or the portion of a Straddle Period ending on the Distribution Date, and another Party (or its Subsidiary) suffers a correlative disallowance of an item of deduction, loss, or credit (or an increase of an item of income or gain) that is included in a Pre-Closing Period or the portion of a Straddle Period ending on the Distribution Date, the former Party shall pay any amount it actually realizes as a result of the Tax benefit to the latter Party, but only to the extent of the latter Party’s detriment. For purposes of this Section 5.4, the computation of any Tax benefit, on the one hand, and Tax detriment, on the other hand, shall be made taking into account any increase or decrease in Tax Attributes allocable to the Parent Group and the Hamilton Beach Holding Group as a result of the Final Determination described in this Section 5.4. For purposes of the preceding sentence, the value of additional Tax Attributes shall be computed by assuming that they can be immediately and fully utilized.

ARTICLE 6

TAX-FREE STATUS OF THE DISTRIBUTION

6.1 Representations and Warranties.

(a) Hamilton Beach Holding. Hamilton Beach Holding hereby represents and warrants or covenants and agrees, as appropriate, that

(i) it has examined (A) the Opinion, (B) the Tax Representation Letter, and (C) any other materials delivered or deliverable by Parent or Hamilton Beach Holding in connection with the rendering by Counsel of the Opinion (all of the foregoing, collectively, the “Tax Materials”),

(ii) the facts presented and the representations made therein, to the extent descriptive of the Hamilton Beach Holding Group (including the business purposes for the

Distribution as described in the Opinion and the other Tax Materials to the extent that they relate to the Hamilton Beach Holding Group and the plans, proposals, intentions and policies of the Hamilton Beach Holding Group), are, or will be from the time presented or made through and including the Distribution Date and thereafter as relevant, true, correct and complete in all respects,

(iii) it knows of no fact (after due inquiry) that may negate the Tax-Free Status of the Distribution, and

(iv) neither it, nor any of its Subsidiaries, has any plan or intent to take any action that is inconsistent with any statements or representations made in the Tax Materials.

(b) Parent. Parent hereby represents and warrants or covenants and agrees, as appropriate, that

(i) it has examined the Tax Materials,

(ii) it has delivered complete and accurate copies of the Tax Materials to Hamilton Beach Holding, and the facts presented and the representations made therein, to the extent descriptive of the Parent Group (including the business purposes for the Distribution as described in the Opinion, and the other Tax Materials to the extent that they relate to the Parent Group and the plans, proposals, intentions and policies of the Parent Group), are, or will be from the time presented or made through and including the Distribution Date and thereafter as relevant, true, correct and complete in all respects,

(iii) it knows of no fact (after due inquiry) that may negate the Tax-Free Status of the Distribution, and

(iv) neither it, nor any of its Subsidiaries, has any plan or intent to take any action that is inconsistent with any statements or representations made in the Tax Materials.

6.2 Limits on Proposed Acquisition Transactions and Other Transactions During Restriction Period.

(a) During the Restriction Period, each of Parent and Hamilton Beach Holding:

(i) shall continue and cause to be continued the active conduct of the NaCoal Business and the HBB Business (excluding for purposes of this Section 6.2, the business conducted the Kitchen Collection, LLC) , in each case taking into account Section 355(b)(3) of the Code and as conducted immediately prior to the Distribution;

(ii) shall not voluntarily dissolve, liquidate, or partially liquidate (including any action that is treated as a liquidation for federal Income Tax purposes);

(iii) shall not enter into any Proposed Acquisition Transaction or, approve any Proposed Acquisition Transaction, or permit any Proposed Acquisition Transaction to occur;

(iv) shall not redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48 (substituting 15 percent for 20 percent in section 4.05(1)(b)(iv) of Rev. Proc. 96-30) (provided, however, that the fact that any such redemption or repurchase satisfies Section 4.05(1)(b) of Revenue Procedure 96-30 (substituting 15 percent for 20 percent in section 4.05(1)(b)(iv) of Rev. Proc. 96-30) shall not prevent such redemption or repurchase from being considered, or taken into account for purposes of another transaction constituting, a Proposed Acquisition Transaction, in which case clause (iii) shall apply);

(v) shall not amend its certificate of incorporation (or other organizational documents), or take any other action or approve or permit the taking of any action, whether through a stockholder vote or otherwise, affecting the relative voting rights of the capital stock (including through the conversion of any capital stock into another class of capital stock) unless such actions are otherwise described in the Separation Agreement or are undertaken pursuant to the Distribution;

(vi) shall not issue shares of a new class of nonvoting stock;

(vii) shall not merge or consolidate with any other Person; provided, however, that if Parent or Hamilton Beach Holding acquires equity of another Person in a transaction that is not otherwise described in clauses (i) through (vi), (viii), or (ix) of this Section 6.2(a), then the merger or consolidation of such Person with and into Parent or Hamilton Beach Holding (with Parent or Hamilton Beach Holding surviving), as applicable, shall not constitute a merger or consolidation described in this clause (vii);

(viii) shall not sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose of (including in any transaction treated for U.S. federal Income Tax purposes as a sale, transfer or disposition, and including any sale, transfer or other disposition to any Subsidiary or otherwise) assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 35% of its consolidated gross or net assets. The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of such company. The percentages of consolidated gross and net assets sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross or net assets, as the case may be, of Parent and Hamilton Beach Holding, as applicable, as of the Distribution Date. For purposes of this Section 6.2(a)(viii), a merger of Parent or Hamilton Beach Holding with and into any Person shall constitute a disposition of all of the assets of Parent or Hamilton Beach Holding, respectively;

(ix) shall not take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate (and taking into account any other transactions described in this Section 6.2(a)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Parent or Hamilton Beach Holding or otherwise jeopardize the Tax-Free Status of the Distribution.

(b) Notwithstanding the restrictions imposed by Section 6.2(a), during the Restriction Period, Parent and Hamilton Beach Holding shall be permitted to take such action or one or more actions set forth in the foregoing clauses (i) through (ix), if, prior to taking any such actions, the Party taking the action (the “Acting Party”) set forth in the foregoing clauses (i) through (ix) shall (1) have received a Post-Distribution Ruling that confirms that such action or actions will not affect the Tax-Free Status of the Distribution, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to the other Party (the “Non-Acting Party”), or (2) have received an Unqualified Tax Opinion that confirms that such action or actions will not affect the Tax-Free Status of the Distribution, or (3) the Non-Acting Party shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is satisfactory, the Non-Acting Party shall exercise its discretion, in good faith, solely to preserve the Tax-Free Status of the Distribution and may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the Non-Acting Party’s views on the substantive merits of such ruling or opinion. The Acting Party shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to the Non-Acting Party as soon as practicable prior to taking or failing to take any action set forth in the foregoing clauses (i) through (ix). The Acting Party shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse the Non-Acting Party for all reasonable out-of-pocket costs and expenses that the Non-Acting Party may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

(c) Certain Issuances of Capital Stock. If a Party proposes to enter into any Section 6.2(c) Acquisition Transaction or, to the extent such Party has the right to prohibit any Section 6.2(c) Acquisition Transaction, proposes to permit any Section 6.2(c) Acquisition Transaction to occur, in each case, during the Restriction Period, such Party shall provide the other Party, no later than ten (10) days following the signing of any written agreement with respect to any such Section 6.2(c) Acquisition Transaction, with a written description of such transaction (including the type and amount of such Party’s capital stock to be issued in such transaction).

6.3 Tax Counsel Advance Conflict Waiver. Unless prohibited by Law or the ethical rules applicable to attorneys, each of the Parties agrees to waive or to cause its Affiliates to waive in advance any conflicts that must be waived in order to permit McDermott Will & Emery LLP or Jones Day to (i) evaluate whether a Party’s proposed action or actions constitute any of the actions described in clauses (i) through (ix) in Section 6.2(a) or (ii) issue any Unqualified Tax Opinion to be obtained by a Party pursuant to this Article 6.

6.4 Section 336(e) Election. Pursuant to Treasury Regulation Sections 1.336-2(h)(1)(i) and 1.336-2(j), Parent and Hamilton Beach Holding agree that Parent shall make a timely protective election under Code Section 336(e) and the Treasury Regulations issued thereunder for Hamilton Beach Holding and each Subsidiary of Hamilton Beach Holding that is a domestic corporation for U.S. federal Income Tax purposes with respect to the Distribution (a

“Section 336(e) Election”). To the extent, pursuant to a Final Determination, the Distribution constitutes a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), the Parties shall not, and shall not permit any of their respective Subsidiaries to, take any position for Tax purposes inconsistent with the relevant Section 336(e) Election, except as may be required pursuant to a Final Determination. If and to the extent that the Tax-Free Status of the Distribution does not apply with respect to the Distribution, and any resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are considered Parent Taxes then, to that extent, Parent will be entitled to quarterly payments from Hamilton Beach Holding of the actual Tax savings arising from the step-up in Tax basis resulting from the Section 336(e) Election, determined using a “with and without” methodology (treating any deductions attributable to the step-up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year including after the utilization of any available net operating loss carryforwards); provided, however, that, if Taxes are imposed on Parent (or any of its Subsidiaries) or Hamilton Beach Holding (or any of its Subsidiaries) that are attributable to both a Hamilton Beach Holding Disqualifying Action and a Parent Disqualifying Action, then Hamilton Beach Holding will pay to Parent each quarter the percentage of the Tax savings equal to one hundred (100) minus the Hamilton Beach Holding Percentage; and provided, further, however, that all payments made to Parent under this Section 6.4 will be reduced by a reasonable charge for administrative expenses and other reasonable out-of-pocket expenses of Hamilton Beach Holding (and its Subsidiaries) that are necessary to secure the Tax savings, including expenses paid or incurred in connection with a Tax Proceeding or to amend a Tax Return.

ARTICLE 7

COOPERATION

7.1 General Cooperation.

(a) The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of any of the Parties or their respective Subsidiaries;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their respective Subsidiaries.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

7.2 Retention of Records. Parent and Hamilton Beach Holding shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will provide notice to each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE 8

MISCELLANEOUS

8.1 Dispute Resolution.

(a) Except as otherwise provided herein, in the event of any dispute between the Parties as to any matter covered by this Agreement, the dispute shall be governed by the procedures set forth in Section 8.1(b) of this Agreement.

(b) With respect to any dispute governed by this Section 8.1(b), the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Parent and Hamilton Beach Holding and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than forty-five (45) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Parent and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party. If the Parties do not agree on the selection of the Accounting Firm after five (5) days of good faith negotiation, their respective U.S. tax counsel or other advisors of recognized national standing will select a mutually acceptable Accounting Firm within the following 10-day period.

8.2 Tax Sharing Agreements. All agreements that relate to Tax sharing or the indemnification for Tax liabilities and other agreements related to Taxes, written or unwritten, as between Parent or a Parent Entity, on the one hand, and Hamilton Beach Holding or a Hamilton Beach Holding Entity, on the other (other than this Agreement), shall be or shall have been terminated no later than the effective time of the Distribution and, after the effective time of the Distribution, none of Parent, a Parent Entity, Hamilton Beach Holding or a Hamilton Beach Holding Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

8.3 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the 1-month LIBOR plus 350 basis points.

8.4 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms, provided, however, that the representations and warranties and all indemnification for Taxes shall survive until ninety (90) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification, provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

8.5 Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated at any time prior to the Distribution Date by and in the sole discretion of Parent without the prior approval of any Person, including Hamilton Beach Holding. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.

8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

8.7 Entire Agreement; Exclusivity. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules thereto) constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement. Except as specifically set forth in the Separation Agreement, all matters related to Taxes or Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement. In the event of a conflict between this Agreement and the Separation Agreement with respect to such matters, this Agreement shall govern and control.

8.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of either Party under this Agreement shall not be assignable by such Party without the prior written consent of the other Party. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

8.9 Third-Party Beneficiaries. Except as provided in Article 3 with respect to the Hamilton Beach Holding Indemnified Parties and the Parent Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their (i) respective Subsidiaries and (ii) permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10 Specific Performance. Subject to the provisions of Section 8.1, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

8.11 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

8.12 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (x) Parent and Hamilton Beach Holding have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

8.13 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

8.14 Coordination with the Separation Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Separation Agreement, such Taxes shall be governed exclusively by the Separation Agreement and not by this Agreement.

8.15 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

8.16 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of Laws principles of the State of Delaware.

8.17 Force Majeure. No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other Party of the nature and extent of any such Force Majeure condition and (ii) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.

8.18 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed, by electronic mail with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.18):

If to Parent, to:

NACCO Industries, Inc.

5875 Landerbrook Dr., Suite 200

Cleveland, OH 44124

Attention: Jehanna Francis

EMail: JFrancis@NACCOIND.com

if to Hamilton Beach Holding:

Hamilton Beach Brands Holding Company

4421 Waterfront Dr.

Glen Allen, VA 23060

Attention: Jim Taylor

EMail: jim.taylor@hamiltonbeach.com

8.19 No Circumvention. Each Party agrees not to directly or indirectly take any actions, act in concert with any Person who takes any action, or cause or allow any of its Subsidiaries to take any actions (including the failure to take any reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).

8.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

NACCO Industries, Inc.	Hamilton Beach Brands Holding Company

Name:	Name:
Title:	Title:

Schedule 2.1(a) Parent Income Tax Returns

All Pre-Closing Period or Straddle Period U.S. federal Income Tax Returns of Parent and its subsidiaries.

All U.S. state Income Tax Returns and non-U.S. Income Tax Returns required to be filed by Parent or any Parent Entity.

Schedule 2.1(b) Hamilton Beach Holding Income Tax Returns

All U.S. state Income Tax Returns and non-U.S. Income Tax Returns required to be filed by Hamilton Beach Holding or any Hamilton Beach Holding Entity.